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                                                                   Exhibit 10.20

[LOGO]
                           Premier Research Worldwide



                                                                October 21, 1997

TO: Joseph Esposito

Welcome to Premier Research Worldwide! We are very pleased to offer you the position of President of DLB Systems and are very excited that you are joining our team. We look forward to working with you.

You will be starting with us on October 29, 1997 and Joel Morganroth will be your immediate supervisor. Your salary will be $200,000 a year, payable in equal installments as per the company's payroll policy and shall be considered on an annual basis and adjusted based on performance. You will also be eligible for Premier Research Worldwide standard benefits as they shall exist from time to time. (See Benefits Highlights)

You will be employed "at will" which means that either the Company or you may terminate at any time, with or without cause or good reason. Should we elect to terminate you without cause you will be eligible to receive your salary continued until you secure other employment, for up to six months. Should you be terminated with or without cause, you will be paid your accrued salary and bonus through the day of terminaation. Cause may include the following:

    (1) Your failure to perform duties and responsibilities to the Company.
    (2) Any misconduct which, in the discretion of the Company, is injurious to the business or interests of the Company.
    (3) Violation of any federal, state, or local law applicable to the business of the Company.
    (4) Any material breach of this agreement.

Premier also has certain standards of professional performance to which you agree to adhere as shown below:

Best Efforts - To devote your best efforts to your employment with the Company on a full time basis (no less than 40 hours a week) and agree not to use the facilities, personnel or property of the Company for personal or private business benefit.


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Ethical Conduct - To conduct yourself in a professional and ethical manner at all times and to comply with a.11 company policies as well as all state and federal regulations and laws as they may apply to the services, products, and business of the company.

Non-Disclosure - In your capacity as an employee of Premier Research Worldwide, you will have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. If termination should occur, you agree to return to the Company any such confidential information and material in your position with no copies retained. You also agree that, whether during employment with the Company or any time after the termination (regardless of the reason for such termination), you will not disclose nor use in any manner, any confidential or proprietary material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company.

Non-Interference - During your employment with the Company and for a period of one year thereafter (regardless of the reason for termination) you agree that you will not, directly or indirectly, in any way for your own account, as employee, stockholder, partner, or otherwise, or for the account of any other person, corporation, or entity inappropriately or unethically solicit clients, Premier Research Worldwide employees or independent contractors that would interfere with the business of the Company.

Inventions - To promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. You also agree to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. In addition, you further agree that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed, during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived, or discovered during employment with the Company.

You also acknowledge that the only discoveries, improvements, and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit A.

Conflicts - To assure the Company that you are not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this agreement.


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Special Item:

    On employment, you will receive 50,000 Options of Premier Research Worldwide stock at a strike price determined by the closing NASDAQ price for PRWW on your first day of employment or, if not traded that day, the last closing price of record. These options will be subject to all of the provisions of the 1997 company Employee Stock Option Plan.

    1997 Bonus Program Per Board Resolution, $500/mo. car allowance, 4 weeks vacation.

This agreement and any disputes that may arise shall be governed by Pennsylvania law. In the event that any provision of this agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration, this agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable. This agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter. The failure of either party at any time or times to require performance of any provision shall in no way affect the right at a later time to enforce the same.

Joe, we are pleased to have you as part of our staff and we wish you a long and rewarding career at Premier Research Worldwide!

Please sign below as acceptance of this agreement.

       /s/ Joseph Esposito                             October 13, 1997
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           Joseph Esposito                                   Date



      /s/  Joel Morgonroth                             October 29, 1997
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         For the Company                                     Date